John J. Shalam - Chairman of the Board
Comments at Shareholders’ Meeting

Thank you Glenn. Good morning ladies and gentlemen and welcome to the VOXX International 2015 Annual Shareholders meeting. First off, I would like to congratulate our directors on the election and on behalf of all of VOXX’s management and employees worldwide, I want you to know how much I appreciate all you do to make our company better. I would also like to thank Stan Glasgow for his service on the board and officially welcome Denise Gibson. If I may, a few comments about Denise and her background. She is a seasoned veteran, with over 30 years of experience in the consumer electronics and retail industry. She currently serves as the co-founder and Chair of Ice Mobility, a national provider of wireless products and supply chain logistics solutions…and previously, she was the founder, former President and CEO of Brightstar US. She was also with Motorola for 17 years and is very active in both the Consumer Electronics Association and CTIA’s Wireless Foundation. I’ve known her for years and she truly is an asset for our Company, welcome Denise. Finally, I would like to again, congratulate Grant Thornton on their election as our auditors for another year.
So much time has passed since our Fiscal year-end in February and we have already reported our first quarter results for Fiscal ’16. Since the Q1 call was only two weeks ago, I will provide just a brief update on where we stand today without covering financials. If any of you have any question on our financial performance Mike Stoehr is here to answer them.
Overall, our sales were down in both Fiscal ‘15 and the first Quarter of Fiscal ‘16. The fluctuating Euro was the single biggest factor and we also felt some weakness at retail. As Pat noted on our call, we also lost some sales opportunities as a result of the west coast port strike, though it is now behind us.
Despite the fluctuating Euro, we do expect sales this Fiscal year to increase in both U.S. and Euro denominated currency. We have a number of new products, programs and opportunities that should materialize and pave the way for organic growth in the years ahead. Again, as Pat noted, we are anticipating profitability in each of the upcoming quarters and believe the second half of the year will be stronger as a result of new products in market, and new OEM contracts in place.
Our business segments each have a number of good growth opportunities and there’s renewed confidence here at VOXX.
First, in our Automotive group: We have several contracts beginning…or in the works…that will drive future performance.

•	Our contract with Jaguar Land Rover for our new multi digital tuner module has begun and should generate approximately $58 million over the next 3 years.

•	Our 5-year multi-tuner contract with Daimler-Benz is expected to range between $110 to $180 million and begins in December of this year.

•	We’ve also begun shipping our 4G antennas to Audi and we’re in discussions with VW Audi Group to possibly expand the 4G program to other VW models.

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Earlier this month, we announced a rear-seat entertainment contract with Cadillac for their Escalade Platinum Series…that includes Klipsch IMAGE One headphones, marking the first time we’ll be introducing Klipsch products to the OEM channel.

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And finally, we have two new rear-seat entertainment contracts…one with Mazda and the other with General Motors, the latter of which starts with model year 2017, and should represent new business of approximately $20 million annually during the lifetime of the contract.

New product development in Automotive is strong as well… starting with the launch of our new M2M Gateway unit, which provides advanced communications and connectivity for heavy duty truck and equipment fleets. And as we’ve discussed for the past few quarters, we’re now testing our solar-powered asset tracking module and have begun field trials of this asset tracker with major carriers in both the U.S. and in Europe. This technology holds a lot of potential for our Company as it’s powered by solar and has an unprecedented 10-year lifespan.  We maintain strong positions in the automotive aftermarket, particularly in the 12Volt categories…from our security solutions, remote starts and mobile video.
In the Premium Audio category, our new Reference Series speaker lines are gaining traction and we continue to grow placement at retail. The Klipsch and Jamo brands are well received at retail and we’re growing our commercial installation business. Later this year, we’ll be delivering our new Wisa Wireless 5.1 and 7.2 Home Theater Systems, a new line of Bluetooth sound bars, and, some new headphone models. We continue to rank among the top 5 suppliers across several audio categories and hold the number one position for high end Home Audio at retail within the U.S. While our sales are down, our retail placement remains strong…we’re just moving several lower priced items compared to more expensive traditional 2.1 and 5.1 surround sound systems. On the other hand, our margins are improving and we do expect to see better results.
In Consumer Accessories, there’s also a lot of excitement. Acoustic Research, 808 Audio, RCA, and Terk are some of our key brands and we continue to grow our retail distribution. Pat covered several of our product launches on our last call so I won’t go into all of the details, but I will say, we’re making significant headway in the indoor and outdoor Bluetooth speaker category and new partnerships for our 808 Audio line should help drive sales, particularly the recent alliance with Amazon.
In our newest categories…Singtrix, our high-end karaoke machine has expanded distribution…now…to include all Target stores nationwide and we will be rolling out to all Toys R Us in the US over the next few months. And, we’re still on track to launch the 360Fly action camera in August with an exclusive roll-out with one of the largest U.S.-based retailers, pending finalization of an Agreement with our partner, 360Fly.
One of the most exciting new areas we have entered is biometrics. We already are at retail and expect to begin shipments of the Myris enterprise system this quarter, followed by the Eyelock perimeter access systems in our fiscal third quarter. We’re all hearing about cyber-attacks, security issues within the enterprises and within facilities. Biometrics is the future and with Myris, we have the only dual retina scanner in the market. As we see it, the opportunities are endless from financial firms to government agencies, vehicle manufacturers, security manufacturers and even chip developers…all of whom are evaluating Eyelock’s biometric technology.
While Hirschmann was our last acquisition in 2012, we remain active on the M&A front as I believe this is one of the key ways to grow our company and to add incremental value for our shareholders. The VOXX International of today is a far cry from the small car audio company I founded 50 years ago and I have to admit that I am sometimes amazed by our flexibility and the willingness of our teams to embrace new technology and change. It is what makes us strong. There is no challenge that we will walk away from and I look forward to many more years of success and rewards for all of our shareholders.
Thank you for your continued support. We’ll open up the meeting for questions. Glenn?
There being no questions, I now declare this meeting adjourned.
Thank you all for your interest and support of VOXX. I take this opportunity to wish all of you a good weekend and a great summer.
Thank you.